Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2007, with respect to the consolidated financial statements and schedules of Highwoods Realty Limited Partnership included in the Registration Statement (Form S-4) and related Prospectus of Highwoods Realty Limited Partnership for the registration of $400,000,000 of 5.85% notes due March 15, 2017.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 7, 2007